Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Lime Energy Co.

Huntersville, NC

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 31, 2013, relating to the consolidated financial statements of Lime Energy Co. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

Chicago, Illinois
December 18, 2013